AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON *

                              REGISTRATION NO. 333-
 - -----------------------------------------------------------------------------
 - -----------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                                  AMENDMENT #3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           Adar Alternative Two, Inc.
             (Exact name of registrant as specified in its charter)

-------------------------------------------- ----------------------------------------- ------------------------------------------
                  Florida                                      6770                                   Applied For

-------------------------------------------- ----------------------------------------- ------------------------------------------
-------------------------------------------- ----------------------------------------- ------------------------------------------

State or other jurisdiction of               PRIMARY STANDARD INDUSTRIAL               I.R.S. Employer Identification No.
incorporation or organization                CLASSIFICATION CODE NUMBER
-------------------------------------------- ----------------------------------------- ------------------------------------------


                                 10 Troon Place
                                  P.O. Box 289
                                Mashpee, MA 02649


(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Michael T. Williams
                               2503 W. Gardner Ct.
                                 Tampa, FL 33611
                             TELEPHONE: 813.831.9348

(Name, address, including zip code, and telephone number, including area code, of agent for service)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As promptly as practicable after this registration statement becomes effective and after the closing of the merger of the proposed merger described in this registration statement.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b, under the securities act, check the following box and list the securities act registration statement number of the earlier effective registration statement for the same offering. *[ ] *registration number,

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the securities act, check the following box and list the securities act registration statement number of the earlier effective registration statement for the same offering. *[ ]
*registration number,

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. *[ ]
                            ------------------------
 CALCULATION OF REGISTRATION FEE


Title of each                  Proposed           Proposed
class of          Amount       maximum            maximum            Amount of
securities         to be       offering price     aggregate        registration
to be            registered    per unit           offering price       fee
registered

Common           *                 *                *                 *
Stock, par
Value - no



(1) Represents an estimate of the maximum number of shares of common stock of Registrant which may be issued to former holders of shares of common stock of Xfone pursuant to the merger described herein. (2) The registration fee has been calculated pursuant to Rule 457(f )

(2). As of the filing of this registration statement, Xfone had an accumulated capital deficit. In addition, Xfone's common stock has $.001 par value. Accordingly, the proposed maximum offering price has been calculated by multiplying one-third,1/3, of an assumed par value for Xfone's Common Stock of, *par per share, pursuant to Nevada law by the maximum number of shares to be issued to the holders of Xfone common stock in the merger.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.
-------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The company does not have key men insurance.

PROSPECTUS

                           Adar Alternative Two, Inc.

Xfone, Inc., a Nevada corporation, and Adar Alternative Two, Inc., a Florida corporation have entered into a merger agreement. As a result of the merger, each outstanding share of Xfone common stock, other than dissenting shares, as discussed later in this document, will be exchanged for one share of Adar Alternative Two common stock. When the merger closes, Adar Alternative Two will change its name to Xfone and will be the surviving corporation. It will then file to have its stock quoted on the OTC Bulletin Board.

The following table contains comparative share information for shareholders of Xfone and Adar Alternative Two immediately after the closing of the merger.


          ----------------- -------------------------------- ------------------------------- --------------------
                            The former shareholders of       The current shareholders of     Total
                            Xfone                            Adar Alternative Two
          ----------------- -------------------------------- ------------------------------- --------------------
          ----------------- -------------------------------- ------------------------------- --------------------
          Number            4,800,000                        200,000                         5,000,000
          ----------------- -------------------------------- ------------------------------- --------------------
          ----------------- -------------------------------- ------------------------------- --------------------
          Percentage        96%                              4%                              100%
          ----------------- -------------------------------- ------------------------------- --------------------

The merger presents some risks. We suggest you review "Risk Factors" beginning on page __. Shareholders of Xfone who do not wish to give their written consent have dissenters' rights of appraisal under Nevada law. If you wish to exercise these rights, you must not have given written consent to the merger, timely notify Xfone in writing of your election to exercise these rights, and follow other procedures. These rights and procedures are discussed in detail beginning on page __.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved Adar Alternative Two common stock to be issued in the merger or if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ______ ,2001.

                                Index to Exhibits


Item 2

     1     Agreement and Plan of Merger and Reorganization

Item 3

     1    Articles of Incorporation of the Registrant.(1)
     2    Bylaws of the Registrant (1)
     3 Amended and Restated Articles of Incorporation of Registrant, to be effective after consummation of the proposed Merger.
     4. Amended and Restated Bylaws of the Registrant, to be effective after consummation of the proposed Merger.

Item 4

     1     Form of Common Stock Certificate of the Registrant.(1)

Item 5

     1     Legal Opinion of Williams Law Group, P.A.

Item 8

     1     Tax Opinion of Williams Law Group, P.A.

Item 10

1.       Employment Agreement with Guy Nissenson
2.       Employment Agreement with Bosmat Houston**
3.       Stock Purchase Agreement with Campbelltown Business, Ltd.
4.       Consulting Agreement with Campbelltown Business, Ltd.
5.       Contracts with MCI/WorldCom**
6.       Loan agreement with Mr. Levy
7.       Contract with InTouchUK.com


Item 23

     1     Chaifetz & Schreiber, p.c.*
     2 Consent of WILLIAMS LAW GROUP, P.A. (to be included in Exhibits 5.1 and 8.1).

* Previously Filed
** To be filed in amendment

     All other Exhibits called for by Rule 601 of Regulation S-1 are not applicable to this filing.

(1) Information pertaining to our Common Stock is contained in our Articles of Incorporation and By-Laws.